Exhibit 99

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
September 9, 2010	Nancy Stark
Verizon Wireless
908.559.7520
Nancy.Stark@verizonwireless.com

VERIZON WIRELESS CFO NAMED

BASKING RIDGE, N.J. – Verizon Wireless, a joint venture of Verizon Communications (NYSE, NASDAQ: VZ) and Vodafone Group (LSE, NASDAQ: VOD), said today that Andrew Davies has been named Vice President and Chief Financial Officer, effective November 15. Verizon Wireless is the largest U.S. wireless provider in terms of customers and revenue, which totaled $62 billion in 2009.

Davies replaces John Townsend, who has been named Regional Chief Financial Officer –Europe for Vodafone Group, effective November 15. Townsend has been CFO of Verizon Wireless since January 2005.

Davies joined Vodafone in September 2003. For the past three years, he has served as CFO of Vodafone Essar, the Indian subsidiary of Vodafone Group with operations across India serving more than 111 million customers. He has held a number of senior positions within the group including CFO of Vodafone Turkey, Finance Director for Vodafone Japan, and Head of Finance for the Consumer Business Unit within Vodafone UK. Prior to joining Vodafone, he spent several years in various finance roles for GE, Honeywell and Singlepoint. Davies is a qualified Chartered Accountant and graduated with an honors degree in Mathematics from Imperial College of Science, Technology & Medicine.

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About Verizon Wireless

Verizon Wireless operates the nation’s most reliable and largest wireless voice and 3G data network, serving more than 92 million customers. Headquartered in Basking Ridge, N.J., with 79,000 employees nationwide, Verizon Wireless is a joint venture of Verizon Communications (NYSE, NASDAQ: VZ) and Vodafone (LSE, NASDAQ: VOD). For more information, visit www.verizonwireless.com. To preview and request broadcast-quality video footage and high-resolution stills of Verizon Wireless operations, log on to the Verizon Wireless Multimedia Library at www.verizonwireless.com/multimedia.